Exhibit 99.1
Hiland Partners, LP and Hiland Holdings GP, LP Enter into Merger Agreements to be
Acquired by Affiliates of Harold Hamm
Enid, Oklahoma — June 1, 2009 — The Hiland companies, Hiland Partners, LP (Nasdaq: HLND) and Hiland Holdings GP, LP (Nasdaq: HPGP), today announced that each of the Hiland companies has signed a separate definitive merger agreement with an affiliate of Harold Hamm, pursuant to which affiliates of Mr. Hamm have agreed to acquire for cash all of the outstanding common units of each of the Hiland companies that are not owned by Mr. Hamm, his affiliates or Hamm family trusts. Upon consummation of the mergers, the common units of the Hiland companies will no longer be publicly owned or publicly traded.
In the mergers, Hiland Partners’ unitholders will receive $7.75 in cash for each common unit they hold and Hiland Holdings’ unitholders will receive $2.40 in cash for each common unit they hold.
Conflicts committees comprised entirely of independent members of the boards of directors of the general partners of Hiland Partners and Hiland Holdings separately determined that the going-private transactions are advisable, fair to and in the best interests of the applicable Hiland company and its public unitholders. Based on the recommendation of its conflicts committee, the board of directors of the general partner of each of Hiland Partners and Hiland Holdings has approved the applicable merger agreement and has recommended, along with its respective conflicts committee, that the public unitholders of Hiland Partners and Hiland Holdings, respectively, approve the applicable merger.
The transactions, which are expected to be completed in the third quarter of 2009, are subject to customary closing conditions, including the approval by a majority of the public common units of the applicable company. The Hiland Partners merger is also conditioned upon the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Each merger is conditioned on the simultaneous consummation of the other merger, which may be waived by Mr. Hamm’s affiliates in certain circumstances.
The transactions will be financed entirely with cash contributed by Mr. Hamm and Hamm family trusts to the acquiring affiliates. There is no financing condition to the obligations of Mr. Hamm and his affiliates to consummate the transactions.
Jefferies & Company, Inc. is acting as financial advisor to the conflicts committee of the board of directors of the general partner of Hiland Partners, and has delivered a fairness opinion. Conner & Winters, LLP is acting as counsel to the conflicts committee of the board of directors of the general partner of Hiland Partners.
Barclays Capital Inc. is acting as financial advisor to the conflicts committee of the board of directors of the general partner of Hiland Holdings, and has delivered a fairness opinion. Fulbright & Jaworski L.L.P. is acting as counsel to the conflicts committee of the board of directors of the general partner of Hiland Holdings.
Vinson & Elkins L.L.P. is acting as counsel to the boards of directors of each of the general partners of the Hiland companies.
Wachovia Securities, a Wells Fargo Company, is acting as financial advisor to Harold Hamm. Baker Botts L.L.P. is acting as counsel to Harold Hamm.
About the Hiland Companies
Hiland Partners is a publicly traded midstream energy partnership engaged in purchasing, gathering, compressing, dehydrating, treating, processing and marketing of natural gas, and fractionating, or separating, and marketing of natural gas liquids, or NGLs. Hiland Partners also provides air compression and water injection services for use in oil and gas secondary recovery operations. Hiland Partners’ operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States. Hiland Partners’ midstream assets consist of fifteen natural gas gathering systems with approximately 2,138 miles of gathering pipelines, six natural gas processing plants, seven natural gas treating facilities and three NGL fractionation facilities. Hiland Partners’ compression assets consist of two air compression facilities and a water injection plant.

Hiland Holdings owns the two percent general partner interest, 2,321,471 common units and 3,060,000 subordinated units in Hiland Partners, and the incentive distribution rights of Hiland Partners.
The statements included in this news release regarding any transaction with Harold Hamm and his affiliates, including the timing thereof, the likelihood that either such transaction could be consummated and other statements that are not historical facts, are forward-looking statements. These statements involve risks and uncertainties, including, but not limited to, actions by regulatory authorities, market conditions, the Hiland companies’ financial results and performance, satisfaction of closing conditions, actions by any other bidder and other factors detailed in risk factors and elsewhere in Hiland Partners’ and Hiland Holdings’ Annual Reports on Form 10-K and other filings with the Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Hiland companies disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.
Important Additional Information Regarding the Mergers will be Filed with the SEC:
In connection with the proposed mergers, the Hiland companies will file a joint proxy statement and each of Hiland Partners and Hiland Holdings will file other documents with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE HILAND COMPANIES AND THE MERGERS. Investors and security holders may obtain copies of the joint proxy statement and other documents that Hiland Partners or Hiland Holdings file with the SEC (when they are available) free of charge at the SEC’s web site at http://www.sec.gov. The definitive joint proxy statement and other relevant documents may also be obtained (when available) free of charge on the Hiland companies’ web site at http://www.hilandpartners.com or by directing a request to either (i) Hiland Partners, LP, 205 West Maple, Suite 1100, Enid, Oklahoma 73701, Attention: Investor Relations (for documents filed by HLND), or (ii) Hiland Holdings GP, LP, 205 West Maple, Suite 1100, Enid, Oklahoma 73701, Attention: Investor Relations (for documents filed by HPGP).
Hiland Partners and its directors, executive officers and other members of its management and employees (including Mr. Hamm) may be deemed participants in the solicitation of proxies from the unitholders of Hiland Partners and Hiland Holdings and its directors, executive officers and other members of its management and employees (including Mr. Hamm) may be deemed participants in the solicitation of proxies from the unitholders of Hiland Holdings in connection with the proposed transactions. Information regarding the special interests of persons who may be deemed to be such participants in the proposed transactions will be included in the joint proxy statement described above. Additional information regarding the directors and executive officers of Hiland Partners and Hiland Holdings is also included in each Hiland company’s Annual Report on Form 10-K for the year ended December 31, 2008, which were filed with the SEC on March 9, 2009, and subsequent statements of changes in beneficial ownership on file with the SEC. These documents are available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Hiland Partners or Hiland Holdings, as applicable, as described above.

Contacts:	Derek Gipson, Director — Business Development and Investor Relations

Hiland Partners, LP

(580) 242-6040